Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Amended and Restated 1999 Stock Incentive Plan of BRE Properties, Inc. of our reports dated February 12, 2008, with respect to the consolidated financial statements and schedules of BRE Properties, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2007 and the effectiveness of internal control over financial reporting of the BRE Properties, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

May 20, 2008